SUPPLEMENT, dated May 1, 1999, to
                          INVESTMENT ADVISORY AGREEMENT

Supplement made this 1st day of May, 1999, by and between Mutual of America Capital Management Corporation, a Delaware corporation (the "Adviser"), and Mutual of America Investment Corporation, a Maryland corporation (the "Company"), supplementing the investment advisory agreement dated the 21st day of April, 1993, as previously supplemented, by and between the Adviser and the Company (the "Investment Advisory Agreement").

                                   WITNESSETH

WHEREAS, the Company desires the Adviser to provide investment advisory services with respect to the management of the assets of the Mid-Cap Equity Index Fund of the Company, in the manner and on the terms hereinafter provided, and the Adviser has agreed to provide such services.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Investment Advisory Agreement is hereby supplemented as follows:

1. Engagement of Investment Advisory Services. The Company engages the Adviser to provide investment advisory and management services for the Mid-Cap Equity Index Fund, in the manner described in the Investment Advisory Agreement.

2. Advisory Fee. Paragraph 6 of the Investment Advisory Agreement is amended to read in its entirety as follows:

     6. Compensation. As compensation for its investment advisory services to the Company, the Adviser shall receive an amount calculated as a daily charge at the annual rates of .125% of the value of the net assets of the Equity Index Fund and Mid-Cap Equity Index Fund, .25% of the value of the net assets of the Money Market Fund, .50% of the value of the net assets of the All America Fund, Bond Fund, Mid-Term Bond Fund, Short-Term Bond Fund and Composite Fund, and .85% of the value of the net assets of the Aggressive Equity Fund, respectively (computed in accordance with the Investment Company Act and the Registration Statement).

IN WITNESS WHEREOF, the undersigned have executed this Supplement to the Investment Advisory Agreement by their duly authorized officers as of the date first written above.

      MUTUAL OF AMERICA                        MUTUAL OF AMERICA
CAPITAL MANAGEMENT CORPORATION               INVESTMENT CORPORATION



By_________________________________          By_________________________________
Name:                                        Name:
Title:                                       Title: